UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): January 1, 2025

Camden National Corporation
(Exact name of registrant as specified in its charter)

Maine	001-13227		01-0413282
(State or other jurisdiction of incorporation)	(Commission File Number)		(IRS Employer Identification No.)

Two Elm Street	Camden	Maine	04843
(Address of principal executive offices)			(Zip Code)

Registrant's telephone number, including area code: (207) 236-8821

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, without par value	CAC	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.

On January 2, 2025, Camden National Corporation (the “Company”) completed its acquisition of Northway Financial, Inc., a New Hampshire corporation (“Northway”) pursuant to the previously announced Agreement and Plan of Merger, dated as of September 9, 2024 (the “Merger Agreement”), by and among the Company and Northway, whereby Northway was merged with and into Camden, with Camden surviving (the “Merger”). Additionally, Northway Bank, a wholly owned subsidiary of Northway and a New Hampshire state-chartered bank with its main office located in Berlin, New Hampshire (“Northway Bank”), merged with and into Camden National Bank, a wholly owned subsidiary of Camden (“CNB”), with CNB continuing as the surviving bank.

At the effective time of the Merger, each share of Northway’s common stock (the “Northway Common Stock”), other than shares of Treasury Stock (as defined in the Merger Agreement) was converted into the right to receive 0.83 shares of Camden’s common stock, with cash paid in lieu of any fractional shares. Each share of the Company’s common stock issued and outstanding immediately prior to the effective time of the Merger remained outstanding and was unchanged by the Merger. The total consideration payable by the Company consists of approximately $96.5 million in shares of the Company’s common stock based on the closing price of the Company’s common stock as reported on Nasdaq of $42.25 as of January 2, 2025.

This description of the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 to Camden’s Current Report Form 8-K filed with the Securities and Exchange Commission on September 10, 2024, and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 1, 2025, the Company's Board of Directors (the “Board”) increased the size of the Board by one seat and appointed Larry K. Haynes to the Board, effective upon completion of the Merger. The appointment of Mr. Haynes, who served as a director of Northway prior to the Merger, was contemplated by and made in accordance with the Merger Agreement. Mr. Haynes will serve as a director until the Company’s 2025 Annual Meeting of Shareholders or until his successor is elected and qualified. Mr. Haynes will serve as a member of the Audit Committee of the Board. Mr. Haynes was also appointed to the Board of Directors of CNB (the "CNB Board"). and will serve as a member of the Trust Committee of the CNB Board.

In connection with his service as a director, Mr. Haynes will receive the Company’s standard non-employee director cash compensation, which generally includes cash retainers and per-meeting fees, as applicable. Specifically, as a member of the Board, Mr. Haynes will receive the standard $20,000 annual cash retainer and an additional $1,000 per attended meeting of the Board, $825 per attended meeting of the Audit Committee of the Board, and $500 per attended meeting of the Trust Committee of the CNB Board. Upon appointment, Mr. Haynes will also receive a prorated portion of the 2024 annual independent director equity award grant equaling $14,583.

Mr. Haynes has no family relationship with any director or executive officer of the Company. Mr. Haynes has no direct or indirect material interest in any transaction with the Company that is reportable under Item 404(a) of Regulation S-K, nor have any such transactions been proposed.

Item 7.01	Regulation FD Disclosure.

On January 2, 2025, the Company issued a press release announcing the completion of the Merger and the appointment of Mr. Haynes to the Board. A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

The information furnished pursuant to this Item 7.01 and the related exhibits shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

The financial statements required by this item will be filed by amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(d) The following exhibits are filed with this Report:

Exhibit No.	Description
99.1	Press Release Dated, January 2, 2025, Announcing Completion of Merger
101	Cover Page Interactive Data - the cover page XBRL tags are embedded within the Inline XBRL document.
104	Cover Page Interactive Data File - Included in Exhibit 101.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 2, 2025

CAMDEN NATIONAL CORPORATION (Registrant)

By:	/s/ MICHAEL R. ARCHER
Michael R. Archer Chief Financial Officer and Principal Financial & Accounting Officer